EXHIBIT 99.1

ELINEAR RECEIVES DELISTING NOTICE FROM AMERICAN STOCK EXCHANGE

HOUSTON-- (BUSINESS WIRE) - September 15, 2006—eLinear, Inc. (AMEX: ELU) On September 11, 2006, eLinear, Inc. (AMEX: ELU) (“Company”) received a notice of delisting dated September 8, 2006 from the American Stock Exchange. The reason for the delisting notice was that: (a) the Company was not in compliance with Section 1003(a)(i and ii) of the AMEX Company Guide due to its shareholders' equity being less than $2,000,000 and it incurred losses from continuing operations and/or net losses in two out of its three most recent fiscal years, and the Company’s shareholders' equity was less than $4,000,000 and it incurred losses from continuing operations and/or net losses in three out of its four most recent fiscal years, and (b) the Company was not in compliance with Sections 134 and 1101 of the AMEX Company Guide due to its failure to file a Form 10-QSB for the quarterly period ended June 30, 2006, and Section 1003(a)(iv) in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature. The Company has chosen not to appeal the determination.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Carl A. Chase
eLinear Solutions
Phone: (713) 896-0500
e-mail: investorrelations@elinear.com